Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2025 FOURTH QUARTER AND FISCAL YEAR 2025 RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2025 fourth quarter and fiscal year 2025 results.

FISCAL 2025 FOURTH QUARTER HIGHLIGHTS –

Net sales decreased 22% to approximately $3.13 million in the fiscal 2025 fourth quarter versus $4.00 million in the fiscal 2024 fourth quarter.
Net bookings increased 301% to $8.92 million in the fiscal 2025 fourth quarter versus $2.23 million in the fiscal 2024 fourth quarter.
Backlog increased 62% to $18.11 million at the end of the fiscal 2025 fourth quarter as compared to $11.21 million at the end of the fiscal 2024 fourth quarter.
Net loss was ($0.37) million, or ($0.18) per share, for the fiscal 2025 fourth quarter versus net income of $5.80 million, or $2.78 per share, for the fiscal 2024 fourth quarter.

FISCAL YEAR 2025 HIGHLIGHTS -

Net sales increased 10% to approximately $14.05 million in fiscal year 2025 versus $12.76 million in fiscal year 2024.
Net bookings increased 62% to $20.76 million in fiscal year 2025 versus $12.84 million in fiscal year 2024.
Backlog increased 62% to $18.11 million at the end of fiscal year 2025 versus $11.21 million as the end of fiscal year 2024.

Net income decreased to $0.82 million, or $0.39 per share, in fiscal year 2025 versus $5.80 million, or $2.78 per share, in fiscal year 2024. Fiscal year 2024 net income benefited from two non-recurring events - a $2.24 million bargain purchase gain related to the acquisition of Micro Engineering, Inc. (MEI) and an income tax benefit of $3.02 million based on the release of the Company’s deferred tax valuation.

Fiscal year 2025 results include a full year of financial information for MEI, while fiscal year 2024 only contain two full quarters of MEI’s financials based on the acquisition date of September 1, 2023. MEI contributed $6.08 million in revenue in fiscal year 2025.

On a positive note, the Company had substantial bookings in the last two quarters from contracts related to the two largest defense programs we supply to. These programs typically order every 12-18 months, so we expect bookings to lag sales for next few quarters. We continue to see positive comments related to future production levels for both the AMRAAM and HIMARS programs. The CEO of RTX recently stated that AMRAAM production was scheduled to double in calendar year 2025 as compared to calendar year 2024 levels. HIMARS continues to perform well in Ukraine, and we have seen reports of possible production increases as well. Lockheed was just awarded a follow-on contract only a few months after the previous award, which should lead to a supplemental order within the next few quarters. Foreign demand for both systems is strong. Foreign sales are typically included as part of normal production orders for both programs.

On a negative note, revenue was down in the fourth quarter due to the lag time between receipt of orders and production. In the fourth quarter of fiscal year 2025, revenue was $3.13 million. We expect soft revenues in the first quarter of fiscal year 2026, ending May 31, 2025, and for sales to pick up at the end of the fiscal second quarter, before reaching a steadier level in the fiscal third quarter.

We continue to see increased interest in new product development, including silicon carbide.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

SOLITRON DEVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND FISCAL YEAR ENDED FEBRUARY 28, 2025, AND FEBRUARY 29, 2024

(in thousands except for share and per share amounts)

	For The Three Months Ended	For The Three Months Ended	For The Fiscal Year Ended	For The Fiscal Year Ended
	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
	unaudited	unaudited
Net sales	$3,131	$4,004	$14,049	$12,757
Cost of sales	2,554	2,778	10,057	8,950

Gross profit	577	1,226	3,992	3,807

Selling, general and administrative expenses	748	858	2,994	2,873

Operating income (loss)	(171)	368	998	934

Other income (loss)
Interest income	-	4	6	29
Interest expense	(73)	(69)	(272)	(177)
Dividend income	30	2	70	29
Realized gain (loss) on investments	80	-	127	332
Unrealized gain (loss) on investments	(62)	166	65	(579)
Bargain purchase gain	-	2,236	-	2,236
Other expense	-	(46)	-	(27)
Total other income (loss)	(25)	2,293	(4)	1,843

Net income (loss) before income tax	(196)	2,661	994	2,777
Income tax (expense) benefit	(178)	3,024	(178)	3,024

Net income (loss)	$(374)	$5,685	$816	$5,801

Net income (loss) per common share - basic and diluted	$(0.18)	$2.73	$0.39	$2.78

Weighted average shares outstanding - basic and diluted	2,082,553	2,083,436	2,082,553	2,083,436

SOLITRON DEVICES, INC.

CONSOLIDATED BALANCE SHEETS

AS OF FEBRUARY 28, 2025, AND FEBRUARY 29, 2024

(in thousands, except for share and per share amounts)

	February 28, 2025	February 29, 2024

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,099	$2,217
Marketable securities	919	904
Accounts receivable	2,129	2,826
Inventories, net	3,440	4,132
Prepaid expenses and other current assets	132	532
TOTAL CURRENT ASSETS	10,719	10,611

Property, plant and equipment, net	8,635	7,356
Finance lease, right of use asset	-	1,715
Intangible assets	2,905	3,114
Deferred tax asset	1,622	1,837
Other assets	555	107
TOTAL ASSETS	$24,436	$24,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$439	$439
Customer deposits	118	539
Accrued contingent consideration, current	570	465
Finance lease liability	-	1,750
Mortgage loan, current portion	152	111
Accrued expenses and other current liabilities	846	1,080
TOTAL CURRENT LIABILITIES	2,125	4,384

Accrued contingent consideration, non-current	663	751
Mortgage loan, net of current portion	3,765	2,537
TOTAL LIABILITIES	6,553	7,672

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares, 2,082,553 shares outstanding, net of 487,827 treasury shares at February 28, 2025 and 2,083,436 shares outstanding, net of 487,827 treasury shares at February 29, 2024, respectively	21	21
Additional paid-in capital	1,834	1,834
Retained earnings	17,440	16,625
Less treasury stock	(1,412)	(1,412)
TOTAL STOCKHOLDERS’ EQUITY	17,883	17,068
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,436	$24,740

The unaudited financial information disclosed in this press release for the three months ended February 28, 2025, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 28, 2025. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida. MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the possibility of reduced government spending on programs in which we participate, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2025.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com